Exhibit 10.02

AMENDMENT TO PERFORMANCE AWARD AGREEMENT

This Amendment to 2004 Performance Award Agreement, dated December 29, 2005, amends that certain Performance Award Agreement (the “Agreement”) dated January 15, 2004 between Valero Energy Corporation, a Delaware corporation (“Valero”) and William E. Greehey (“Participant”).

WHEREAS, the parties desire to amend the Agreement in certain respects.

NOW THEREFORE, the parties agree as follows.

Section 3. of the Agreement is hereby amended and restated in its entirety as follows:

“3.

Vesting and Delivery of Shares. (a) Vesting. The Performance Shares granted hereunder shall vest over a period of three years in equal, one-third increments with the first increment vesting on the date of the regularly scheduled meeting of the Board’s Compensation Committee (“Meeting Date”) in January 2005, and the second and third increments vesting on the Committee’s Meeting Dates in January 2006 and January 2007, respectively (each of these three vesting dates is referred to as a “Normal Vesting Date”), such vesting being subject to verification of attainment of the Performance Objectives described in Paragraph 4 by the Compensation Committee. If the Committee is unable to meet in January of a given year, then the Normal Vesting Date for that year will be the date not later than March 31 of that year as selected by the Compensation Committee.

(b) Delivery of Shares. The shares of Common Stock that Participant becomes eligible to receive as determined (a) on any Normal Vesting Date, or (b) per the terms of Paragraph 5 below, shall not be issued or delivered to Participant (or his estate) until the Participant dies, becomes “disabled” (as contemplated in Section 409A of the Internal Revenue Code, hereafter “IRC Section 409A”) or “separates from service” (as contemplated in IRC Section 409A) with Valero, in accordance with the following:

(i)

If Participant’s dies or becomes disabled, then the shares of Common Stock shall be distributed to Participant (or his estate or heirs) as soon as practicable following the date on which the Participant died or became disabled, and in any event on or before the later of: (a) the last day of the calendar year in which the Participant died or became disabled; or (b) the fifteenth day of the third month following the date of the Participant’s death or disability; or

(ii)

if Participant separates from service from Valero, then the shares of Common Stock attributable to a Normal Vesting Date occurring after December 31, 2004 (or otherwise not covered by the following sentence) shall be distributed to Participant upon the latter of: (a) the date that is six months following the Participant’s separation from service, or (b) January 1 of the year following the year in which Participant separates from service. All shares of Common Stock distributable upon Participant’s separation from service from Valero (pursuant to Participant’s retirement under Valero’s Pension Plan) for which a Normal Vesting Date occurred on or before December 31, 2004, shall be distributed January 1 of the year following the year in which Participant separates from service, in accordance with the original terms of the Agreement.

(c) Rights. Until shares of Common Stock are actually issued to Participant (or his estate) in settlement of the Performance Shares, neither Participant nor any person claiming by, through or under Participant shall have any rights as a stockholder of Valero (including, without limitation, voting rights or any right to receive dividends or other distributions) with respect to such shares, and Participant’s status with respect to the issuance of such shares shall be that of a general creditor of Valero.”

Section 5 of the Agreement is hereby amended and restated to read in its entirety as follows:

“5.

Termination of Employment. Except for a Change of Control (described below), if Participant separates from service (as contemplated under IRC Section 409A) with Valero for reasons other than termination for “cause” (as defined pursuant to the Employment Agreement then in effect between Valero and Participant), or if Participant dies or becomes disabled (as contemplated under IRC Section 409A), then upon the occurrence of such an event those Performance Shares that have not vested or been forfeited and for which a Normal Vesting Date has not yet occurred shall be deemed to have been earned and vested at the target level (2nd Quartile), and shall be distributed in accordance with the provisions of Paragraph 3 above. Notwithstanding the foregoing, those Performance Shares that have not theretofore vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 90th day following the date of such separation from service, shall be subject to vesting on such Normal Vesting Date in accordance with Paragraph 4 hereof. If Participant’s separation from service is due to his termination by Valero for “cause” (as defined pursuant to the Employment Agreement then in effect between Valero and Participant), then those Performance Shares for which the Normal Vesting Date has not yet occurred shall be forfeited as of the effective date of Participant’s separation from service.”

IN WITNESS WHEREOF, the Parties have executed this Amendment to 2004 Performance Award Agreement this the 29th day of December, 2005.

VALERO ENERGY CORPORATION

By:	/s/ Jay D. Browning	x:	William E. Greehey
	Jay D. Browning		William E. Greehey
Vice President